CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                          MONTHLY REPORT - August 2006
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (1,906,616.378 units) at July 31, 2006          $ 5,603,152,612
Additions of 3,495.950 units on August 31, 2006                      10,221,454
Redemptions of (17,468.879) units on August 31, 2006                (51,075,491)
Offering Costs                                                         (519,491)
Net Income (Loss) - August 2006                                     (28,072,731)
                                                                ---------------

Net Asset Value (1,892,643.449 units) at August 31, 2006        $ 5,533,706,353
                                                                ===============

Net Asset Value per Unit at August 31, 2006                     $      2,923.80
                                                                ===============

                         STATEMENT OF INCOME (LOSS)
                         --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                    $   (63,109,295)
    Change in unrealized                                             11,827,314
  Gains (losses) on forward and options on forward contracts:
    Realized                                                           (487,018)
    Change in unrealized                                             33,705,560
  Interest income                                                    23,744,788
                                                                ---------------

                                                                      5,681,349
                                                                ---------------

Expenses:
  Brokerage fee                                                      33,570,217
  Performance fee                                                             0
  Operating expenses                                                    183,863
                                                                ---------------

                                                                     33,754,080
                                                                ---------------

Net Income (Loss) - August 2006                                 $   (28,072,731)
                                                                ===============

                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on August 31, 2006                       $  2,923.80

Net Asset Value per Unit on July 31, 2006                         $  2,938.79

Unit Value Monthly Gain (Loss) %                                        (0.51)%

Fund 2006 calendar YTD Gain (Loss) %                                    (2.78)%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

                                    /s/ Theresa D. Becks
                                    -----------------------------------------
                                    Theresa D. Becks, Chief Financial Officer
                                    Campbell & Company, Inc.
                                    General Partner
                                    Campbell Strategic Allocation Fund, L.P.

                                    Prepared without audit

Dear Investor,

Energy losses overshadow gains from nascent trends ...

Markets with light volume and little momentum resulted in small negative returns for Campbell & Company's portfolios in August. With many traders on vacation, the summer doldrums reflected the state of many of the sectors we trade, and even the notoriously fickle but volatile Energy markets were mostly range-bound.

The Energy sector was dominated by perceptions of an easing in global geopolitical tensions, a mild hurricane season (so far!), and steadily rising inventories. These factors led to a sharp sell-off in Natural Gas (down by 30%) and Crude Oil (fell below $70 per barrel). Also negative for our portfolios (but welcome news at the pump!), Unleaded Gasoline traded down more than 40 cents in August alone.

Trading in non-dollar currency positions was profitable, but outright US Dollar positions resulted in losses. Positive returns were also earned in long-dated Interest Rate instruments and Stock Indices, with both rallying sharply from mid-summer lows.

The recent market environment has not been conducive to our style of trading, and for this reason commitment levels are lower than they have been in a very long time. However, market trends often strengthen as we head towards the end of the year, and we remain confident that over the intermediate to long-term our strategies will continue to add value to our clients' portfolios.

In the meantime, if you have any questions, please do not hesitate to contact me.

Sincerely,

Bruce Cleland
President & CEO
Campbell & Company, Inc.
General Partner